EXHIBIT 5.2


                   LIEBMANN, CONWAY, OLEJNICZAK & JERRY, S.C.
                         A WISCONSIN SERVICE CORPORATION
                          ATTORNEYS & COUNSELORS AT LAW
                             231 SOUTH ADAMS STREET
                           GREEN BAY, WISCONSIN  54301
                                 P.O. BOX 23200
                        GREEN BAY, WISCONSIN  54305-3200


                                  June 5, 2002


Powell, Goldstein, Frazer & Murphy, LLP
191 Peachtree Street N.E. 16th  Floor
Atlanta, GA  30303

RE:    Registration of 1,000,000 Shares of Common Stock

Ladies and Gentlemen:

As counsel to Nicolet Bankshares, Inc. (the "Company"), Powell, Goldstein, Frazer & Murphy, LLP will extend an opinion to the Company with regard to the issuance of 1,000,000 shares (the "Shares") of common stock, $0.01 par value (the "Common Stock"), of the Company as set forth in the Company's Registration Statement (the "Registration Statement"). You have requested Liebmann, Conway, Olejniczak & Jerry, S.C. to provide a back-up opinion relative to the application of Wisconsin law to the issuance of the Shares.

We have examined (1) the Registration Statement, which is to be filed with the Securities Exchange Commission (the "Commission") on the date hereof, (2) originals or copies, certified or otherwise identified to our satisfaction, of corporate records, agreements, documents and other instruments of the Company relating to the authorization and issuance of the Shares, and (3) such other matters as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In conducting our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

Based upon the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth herein, we are of the opinion that the


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Shares are duly authorized, and when the Shares are issued and delivered to investors, as described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

We are members of the Bar of the State of Wisconsin only and do not hold ourselves out as experts on the law of any other state. Therefore, this opinion does not relate to the federal laws of the United States of America or the laws of any other jurisdiction except the State of Wisconsin.

We express no opinion and make no representation with regard to the transactions described in the Registration Statement as it may relate to any applicable federal or state securities or blue sky laws.

This opinion is rendered solely for your benefit in connection with the preparation of the Powell, Goldstein, Frazer & Murphy, LLP legal opinion to be delivered to the Company for the purpose of the Registration Statement. This opinion may not be used or relied upon for any other purpose, or furnished to, used by, or referred to by any other party, or copied, quoted or referred to in any other report or document, or filed with any governmental authority, without
the prior written consent of this firm.   We do consent, however, to the filing
of this opinion as an exhibit to the Registration Statement.

Very truly yours,

LIEBMANN, CONWAY, OLEJNICZAK & JERRY, S.C.


By:  /s/ Liebmann, Conway, Olejniczak & Jerry, S.C.
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